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                                                                     EXHIBIT 99

                                                                   NEWS RELEASE


[CHESAPEAKE LOGO]                                 CHESAPEAKE ENERGY CORPORATION
                                                                  P.O. Box 18496
                                                        Oklahoma City, OK 73154
FOR IMMEDIATE RELEASE


                                   CONTACTS:


MARC ROWLAND                                                     TOM PRICE, JR.
EXECUTIVE VICE PRESIDENT                                  SENIOR VICE PRESIDENT
AND CHIEF FINANCIAL OFFICER                               CORPORATE DEVELOPMENT
(405) 879-9232                                                   (405) 879-9257


                 CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRICING
               AND SETS TERMS ON $150 MILLION OF 6.75% CUMULATIVE
                           CONVERTIBLE PREFERRED STOCK

OKLAHOMA CITY, OKLAHOMA, NOVEMBER 7, 2001 - Chesapeake Energy Corporation (NYSE:CHK) today announced that it has priced a private offering of 3.0 million shares of cumulative convertible preferred stock at its liquidation preference of $50 per share. Each share of preferred stock will be subject to an annual cumulative cash dividend of $3.375 payable quarterly when, as and if declared by the company, on the fifteenth day of each February, May, August and November to holders of record as of the first day of the payment month, commencing on February 15, 2002. The preferred stock will not be redeemable.

Each preferred share will be convertible at any time at the option of the holder into 6.4935 shares of Chesapeake common stock, which is based on an initial conversion price of $7.70 per common share. The conversion price is subject to customary adjustments in certain circumstances. The preferred shares will be subject to mandatory conversion after November 20, 2004 into Chesapeake common stock, at the option of the Company, in the event Chesapeake's common stock trades at a 30% premium to the conversion price (initially $10.01 per common share) for 20 trading days within any period of 30 consecutive trading days. The preferred shares will also be subject to a limited mandatory conversion after November 20, 2006, at the option of the Company at a conversion price based on the market price if less than 250,000 shares remain outstanding.

The preferred stock being sold by Chesapeake and the underlying common stock issuable on its conversion will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The preferred stock will be eligible for trading under Rule 144A. Purchasers of the preferred stock are being granted rights to register resales of the preferred stock and underlying common stock under the Securities Act. The net proceeds from this offering will be used for general corporate purposes, including the funding of recently announced and future acquisitions.

Chesapeake Energy Corporation is among the 10 largest independent natural gas producers in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and producing property acquisitions in the Mid-Continent region of the United States.



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